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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 33-80326 and Registration Statement No. 33-90782 of Cameron Ashley Building Products, Inc. on Forms S-8 of our reports dated December 18, 1998 appearing in this Annual Report on Form 10-K of Cameron Ashley Building Products, Inc. for the year ended October 31, 1998.


DELOITTE & TOUCHE, LLP
Dallas, Texas
January 20, 1999